Exhibit (c)(1)
Process Overview And Form Of Fairness Opinion Summary: Prepared For The Strategic Committee Of Vitria Board Of DirectorsSeptember 20, 2006

Disclaimer The following pages contain material provided to the Strategic Committee (the Strategic Committee) of the Board of Directors (the Board) of Vitria Technology, Inc. (Vitria or the Company) by Jefferies Broadview, a division of Jefferies Company, Inc. (Jefferies Broadview), to assist in evaluating the fairness, from a financial point of view, to certain shareholders of Vitria of the consideration to be paid in connection with the merger of ITG Acquisition, Inc., a direct, wholly owned subsidiary of Innovation Technology Group, Inc. with and into Vitria.The accompanying material was prepared on a confidential basis solely for use of the Strategic Committee and not with a view towards complying with disclosure standards under state and federal securities laws. The information contained in this presentation was based upon publicly available information obtained by Jefferies Broadview or information furnished to Jefferies Broadview by Vitria or its advisors. Jefferies Broadview has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information, and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fair in all respects.

Disclaimer (Continued)All budgets, projections, financial analyses, reports and other information with respect to Vitria’s operations contained herein have been prepared by the management of Vitria or are derived from such budgets, projections, financial analyses, reports and other information of Vitria which involve numerous and significant subjective determinations made by the management of Vitria or which such management has reviewed and found reasonable. The estimates, budgets and projections contained herein may or may not be achieved and differences between projected results and those actually achieved may be material. With respect to Vitria’s financial projections examined by Jefferies Broadview, Jefferies Broadview assumed, with the permission of the Strategic Committee, that they were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Vitria as to the future performance of Vitria and that Vitria will perform in accordance with such projections for all periods specified therein. No representation or warranty, expressed or implied, is made as to the accuracy, completeness or fairness of such information and nothing contained herein is, or shall be relied upon as, a promise or representation, whether as to the past or the future. Neither Jefferies Broadview nor any of its advisors or accountants takes any responsibility for the accuracy or completeness of any of the accompanying material. Jefferies Broadview has not been requested to, and did not make an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise), solvency or financial condition of Vitria or any of its subsidiaries or affiliates, nor has Jefferies Broadview been furnished with any such evaluations or appraisals.

Disclaimer (Continued)The preparation of the material contained herein involves various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Furthermore, Jefferies Broadview did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Jefferies Broadview’s analyses must be considered as a whole. Considering any portion of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying the conclusions expressed herein. In its analyses, Jefferies Broadview made many assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of Vitria. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those set forth herein. These materials necessarily are based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date of these materials. In addition, analyses relating to the value of Vitria do not purport to be appraisals or to reflect the prices at which shares of Vitria common stock actually may be sold. These materials are for the use of the Strategic Committee only and may not be used for any other purpose without Jefferies Broadview’s prior written consent. These materials do not constitute a recommendation to any holder of equity interests of Vitria or any other person as to how such person should vote or act with respect to any such transaction or any matter related thereto. These materials do not address the Strategic Committee and the Board’s underlying business decision to enter into the transaction, nor does it evaluate alternative transaction structures or other financial or strategic alternatives or business strategies. iii

Table of ContentsProcess Overview 2 Summary Of Merger Terms 4 Summary Of Situation Analysis 5 Fairness Opinion Valuation Summary 7Appendix 13 Situation Analysis 14 Fairness Opinion Valuation Analysis 19

Process Overview

Process Review The Strategic Committee of Vitria’s Board of Directors (the “Strategic Committee”) formally engaged Jefferies Broadview to explore strategic alternatives or a sale of Vitria (the “Company”) in January 2006 Jefferies Broadview contacted or held discussions with a total of 59 potential acquirers, including public companies, private equity firms and JoMei Chang, to discuss a potential acquisition of Vitria -These potential acquirers included 33 strategic buyers and 25 private equity firms in addition to JoMei Chang -Many of the potential acquirers were approached multiple times over the past nine months -Many parties held meetings with Vitria management to evaluate the Company; however only one party submitted an indication of interest before the initial bid deadline in May 2006 -JoMei submitted her initial offer in August 2006; this offer was revised at a later date Key reasons cited by potential acquirers that did not have an interest in exploring a combination with Vitria included: -Vitria financial profile and ongoing financial losses -Lack of recent new product success and market adoption -Risk associated with Vitria’s current maintenance customer base -Vitria’s market position and threat from larger competitors (e.g., IBM, BEA)

Summary Of Merger Terms ?Cooley Godward To Review

Summary Of Situation Analysis

Positive And Negative Factors Considered In Evaluating Vitria Positive Factors +Large And Growing Integration And Service Oriented Architecture (SOA) Software Platform Market Opportunity +Large, Blue Chip Client Base And Strong Telecom And Healthcare Vertical Presence +Recently Adopted And Implemented Restructuring Plan And An Effort To Attain Profitability +Strong Cash Position +Substantial Software Engineering Talent Negative Factors -Limited New Customer Acquisition And Poor Financial Performance Of Recently Introduced Business Process Applications (BPA) Product Suite -Lack Of Revenue Visibility -Poor Financial Performance -Competitive Threat -Dependence On New Products For Future Growth -Lack Of Equity Analyst Coverage

Fairness Opinion Valuation Summary

Multiple Valuation Methodologies Were Used To Evaluate Fairness Fairness Opinion Methodologies Valuation Methodologies -Historical Stock Price Performance -Public Company Comparables -Transaction Comparables -Transaction Premiums Paid -Present Value of Projected Share Price Considered But Rejected -Discounted Cash Flow Analysis

Vitria 1-Year Trading History Historical Daily Share Price And Volume Performance From September 21, 2005 -September 19, 2006

Valuation Summary

($ in Thousands Except Per Share Data)

Methodology	Applicable Vitria Figure	Balance Sheet Adjustment (4)	Multiple or Premium Implied by Offer (1)	Range of Multiples or Premiums	Median Multiple or Premium
Public Company Comparables					
Multiple of Trailing Twelve Months License Revenue (2)	$10,915	$53,953	3.69 x	1.01 x - 8.18 x	1.38 x
Multiple of Projected 12/31/06 License Revenue (3)	$10,622	$53,953	3.79 x	1.01 x - 3.89 x	1.74 x
Multiple of Trailing Twelve Months Revenue (2)	$46,673	$53,953	0.86 x	0.18 x - 2.86 x	1.18 x
Multiple of Projected 12/31/06 Revenue (3)	$43,885	$53,953	0.92 x	0.19 x - 1.48 x	0.51 x
Transaction Comparables					
Multiple of Revenue for Comparable Public and Private Companies (2)	$46,673	$53,953	0.86 x	0.76 x - 1.17 x	1.03 x
Premiums For Comparable Transactions					
Premium to Market Value 1 Trading Day Prior to Announcement (5)	$2.78		(1.1%)	1.3% - 81.7%	25.3%
Premium to Market Value 20 Trading Days Prior to Announcement (6)	$2.58		6.6%	(8.6%) - 106.4%	36.1%

	Vitria Share Price As Of 9/19/2006		Offer Price Per Share	Range of Share Prices Implied by Range of TEV/Revenue and Discount Factors (3)	Share Price Implied by Median TEV/Revenue of Comparables
Future Potential Share Price Analysis					
Present Value of Future Potential Share Prices (7) (8) (9)	$2.78		$2.75	$1.88 - $2.71	$2.35

(1) Per share calculations assume 34.3 million Vitria shares outstanding, on a fully diluted basis.
(2) Trailing Twelve Months refers to twelve months ending 6/30/2006.
(3) Vitria's projected CY2006 revenues provided to Jefferies Broadview by Vitria management.
(4) As of 6/30/2006, the Company had $53.95 million in cash and $0.00 million in debt, yielding a net balance sheet adjustment of $53.95 million.
(5) Calculation based on 9/19/2006 Vitria closing price of $2.78.
(6) Calculation based on 8/22/2006 Vitria closing price of $2.58.
(7) Future share prices based on Vitria's projected CY2007 revenues provided to Jefferies Broadview by Vitria management.
(8) Using discount rates ranging from 20.00% to 30.00% and TEV/Revenue ratios ranging from 0.88 x to 1.48 x.
(9) Median implied share price calculated using a discount rate of 21.94% (calculated using CAPM and the median capital structure adjusted betas of the public company comparables).

Jefferies BROADVIEW

10

Valuation Summary

($ in Thousands Except Per Share Data)

Methodology	Median Multiple or Premium	Applicable Vitria Figure	Balance Sheet Adjustment (4)	Implied Equity Value From Median Multiples	Implied Per Share Value Range From Multiples or Premiums (1)	Implied Per Share Value From Median Multiples or Premiums (1)
Public Company Comparables						
Multiple of Trailing Twelve Months License Revenue (2)	1.38 x	$10,915	$53,953	$68,968	$1.90 - $4.18	$2.01
Multiple of Projected 12/31/06 License Revenue (3)	1.74 x	$10,622	$53,953	$72,419	$1.89 - $2.78	$2.11
Multiple of Trailing Twelve Months Revenue (2)	1.18 x	$46,673	$53,953	$108,851	$1.82 - $5.47	$3.18
Multiple of Projected 12/31/06 Revenue (3)	0.51 x	$43,885	$53,953	$76,445	$1.81 - $3.47	$2.23
Transaction Comparables						
Multiple of Revenue for Comparable Public and Private Companies (2)	1.03 x	$46,673	$53,953	$102,041	$2.60 - $3.17	$2.98
Premiums For Comparable Transactions						
Premium to Market Value 1 Trading Day Prior to Announcement (5)	25.3%	$2.78		$119,369	$2.82 - $5.05	$3.48
Premium to Market Value 20 Trading Days Prior to Announcement (6)	36.1%	$2.58		$120,312	$2.36 - $5.32	$3.51
Future Potential Share Price Analysis						
Present Value of Future Potential Share Prices (7) (8) (9)				$80,679	$1.88 - $2.71	$2.35

Mean	$2.73
High	$3.51
Median	**$2.67**
Low	$2.01

(1) Per share calculations assume 34.3 million Vitria shares outstanding, on a fully diluted basis.
(2) Trailing Twelve Months refers to twelve months ending 6/30/2006.
(3) Vitria's projected CY2006 revenues provided to Jefferies Broadview by Vitria management.
(4) As of 6/30/2006, the Company had $53.95 million in cash and $0.00 million in debt, yielding a net balance sheet adjustment of $53.95 million.
(5) Calculation based on 9/19/2006 Vitria closing price of $2.78.
(6) Calculation based on 8/22/2006 Vitria closing price of $2.58.
(7) Future share prices based on Vitria's projected CY2007 revenues provided to Jefferies Broadview by Vitria management.
(8) Using discount rates ranging from 20.00% to 30.00% and TEV/Revenue ratios ranging from 0.88 x to 1.48 x.
(9) Median implied share price calculated using a discount rate of 21.94% (calculated using CAPM and the median capital structure adjusted betas of the public company comparables).

Jefferies BROADVIEW

11

Implied Price Per Share (1) (4) (1) Per share calculations assume 34.3 million Vitria shares outstanding, on a fully diluted basis. (2) Trailing Twelve Months refers to twelve months ending 6/30/2006. (3) Vitria’s projected CY2006 revenues provided to Jefferies Broadview by Vitria management. (4) As of 6/30/2006, the Company had $53.95 million in cash and $0.00 million in debt, yielding a net balance sheet adjustment of $53.95 million. (5) Calculation based on 9/19/2006 Vitria closing price of $2.78. (6) Calculation based on 8/22/2006 Vitria closing price of $2.58. (7) Future share prices based on Vitria’s projected CY2007 revenues provided to Jefferies Broadview by Vitria management. (8) Using discount rates ranging from 20.00% to 30.00% and TEV/Revenue ratios ranging from 0.88 x to 1.48 x.12 (9) Median implied share price calculated using a discount rate of 21.94% (calculated using CAPM and the median capital structure adjusted betas of the public company comparables).

Appendix

Situation Analysis

Vitria Technology, Inc.
Situation Analysis
In reviewing the business of Vitria Technology, Inc. (“Vitria” or the “Company”), along with the current activity within the information technology (“IT”), communications and media industries, we have identified the following factors that, among others, may have a material impact on valuation.
Factors Positively Affecting The Value Of Vitria
Large And Growing Integration And Service Oriented Architecture (SOA) Software Platform Market Opportunity – According to International Data Corporation (“IDC”), the worldwide market for integration server software platforms was $2.0 billion in 2004. Furthermore, IDC expects this market to continue to grow at a Cumulative Annual Growth Rate (CAGR) of 9% growing to $3.1 billion in 20091. Additionally, Vitria, with the upcoming release of its SOA software platform (code named “Galileo”), which is expected to be generally available in Q3 2006, will be a participant in the fast growing market for SOA-driven development, deployment, data and information access software. This market was a $301 million market in 2004 and is expected to grow at a CAGR of 69% through 2009 representing a $4.2 billion market opportunity in 20092. Galileo is likely to be a key driver of Vitria’s growth in the future as customers transition from legacy Enterprise Application Integration (EAI) solutions to SOA based applications.
Large, Blue Chip Client Base And Strong Telecom And Healthcare Vertical Presence – As of March 31, 2006, Vitria had over 125 active customers across a range of vertical markets. Customers include such well-known names as AT&T, Blue Cross Blue Shield Association, DaimlerChrysler Services, Federal Express, Goodyear Tire and Rubber, KLA Tencor, Nissan North America, RBC Financial and Southern California Edison. The Company has particularly enjoyed success within the Telecom and Healthcare verticals where the Company holds a significant market share in its segment and has customers such as BellSouth, Cingular Wireless, Japan Telecom, Orange Communications, Blue Cross of Minnesota and PacifiCare Health Systems. Management views this customer base as a core asset, providing Vitria with a significant maintenance revenue stream, an established channel for the continued sale of existing products, as well as an opportunity for the sale of new products as they are introduced.
Recently Adopted And Implemented Restructuring Plan And An Effort To Attain Profitability – To stop the significant cash outflows in face of declining revenue, Vitria

[1]	From IDC report, Worldwide And North American Application Deployment Software 2005-2009 Forecast Update, dated August 2005.

[2]	From IDC report, Worldwide SOA-Driven Software 2005-2009 Forecast, dated December 2005.
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management, with the approval of the Company’s board of directors, has adopted a phased restructuring plan which will result in positive cash flows to the Company starting the quarter ending June 30, 2007. These cost reductions have been achieved through headcount reductions across most departments and closing of selected international offices. Achieving positive cash flow will strengthen the Company’s position as it awaits the rollout of Galileo which is expected to be a key revenue contributor in the future.
Strong Cash Position – For the period ended June 30, 2006, Vitria reported an ending net cash balance (cash and cash equivalents minus debt) of $54 million. In light of the difficult current market environment for software companies with sub-critical mass such as Vitria, having cash reserves has become increasingly important for companies that are not consistently cash flow positive. If management is able to effectively control resource expenditures, Vitria’s cash position will help to sustain the Company as a stand-alone entity.
Substantial Software Engineering Talent – Vitria management has focused on the recruitment and retention of software developers with deep programming knowledge and extensive development experience. As a result, the Company’s development organization, led by Vice President of Engineering Elizabeth Xu, consists of 52 employees1 with significant experience in enterprise software development. This development organization has largely been responsible for Vitria’s innovative product offerings. Management believes that this depth of experience will continue to be a significant competitive advantage in the development of future products.

[1]	As of July 21, 2006.
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Factors Negatively Affecting The Value Of Vitria
Limited New Customer Acquisition And Poor Financial Performance Of Recently Introduced Business Process Applications (BPA) Product Suite – Vitria has been relatively unsuccessful in attracting new customers. During the twelve months ending June 30, 2006, the Company generated revenues from more than 125 customers, with less than 8 being new customers. While Vitria continues to generate license and maintenance revenues from existing customers, sales to new customers represents the greatest growth opportunity for the Company. Additionally, Vitria has been unable to derive significant revenue from its latest major product introduction called Business Process Applications (BPA). Since introducing the BPAs over six quarters ago, Vitria has been able to sell only $0.9 million of BPA licenses. Given Vitria’s lack of success with recent product introductions, the financial success of Galileo remains uncertain. The lack of new customer acquisition and unpredictable success rates for new products are likely to continue to be challenges for the Company in the future.
Lack Of Revenue Visibility – With a sales cycle that can be as long as 12 months or more, management often has limited visibility into the timing of new customer orders resulting in quarterly forecasting challenges. As a result, despite the Company’s sizeable maintenance revenue stream, management has limited visibility into the timing of future revenues leading to significant challenges in revenue forecasting and planning. While management continues to see new sales opportunities for the Company’s products in the market, it has been unable to convert these opportunities into revenues in a predictable or consistent manner.
Poor Financial Performance – For the twelve-month period ended June 30, 2006, Vitria generated revenue of $46.7 million, representing a decline of 25.7% from revenue for the comparable period one year prior. Further, the Company has not achieved GAAP profitability since its 1999 initial public offering and has a cumulative net loss of more than $200 million since 1999. For the twelve-month period ended June 30, 2006, Vitria’s net loss was $11.6 million on a GAAP basis, representing a net income margin of (25%). Furthermore, Vitria management expects the revenue and net cash balance decline to continue with projected FY2006 revenue of $43.9 million as compared to FY2005 revenue of $53.7 million, a decline of (18%), and projected December 31, 2006 cash balance of $47.7 million as compared to December 31, 2005 cash balance of $61.5 million, a decline of $13.8 million.
Competitive Threat – Vitria faces competition from a number of vendors, many of whom have significantly greater marketing, distribution, financial and technological resources than the Company. Vitria’s primary competitors include larger platform vendors of Integration solutions including major technology vendors such as IBM and Sun Microsystems and midsize technology vendors such as BEA. While Vitria management believes that it sells a comprehensive and highly competitive offering, a
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number of the Company’s competitors offer software products that address similar customer needs. Further, the products provided by some of Vitria’s competitors are often part of broader software offerings, forcing the Company to compete against a broader solution or relationship sale.
Dependence On New Products For Future Growth – Vitria has historically generated revenue primarily through the sale of its legacy integration product called BusinessWare. Recognizing the need for additional products to support business growth and to stay current with emerging technologies, management has taken proactive steps to develop additional offerings, resulting in Vitria’s BPA suite and the soon to be released Galileo SOA platform. Should this growth in new product sales not materialize and reach forecasted levels, or if the market for SOA applications does not grow as expected, Vitria may not achieve its revenue and profitability targets.
Lack Of Equity Analyst Coverage – Vitria currently receives no equity analyst coverage. This lack of analyst coverage may make it difficult for potential investors to sufficiently understand the business fundamentals and value drivers of the Company. Further, the lack of broad analyst coverage and corresponding lack of regular analysis of the Company’s strategic and financial position may make it difficult for Vitria to garner institutional interest and build shareholder value going forward.
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Fairness Opinion Valuation Analysis

Valuation AnalysesOffer Analysis($Thousands, Except Per Share Data) Equity Offer Price Per Vitria Share (1)$2.75 Implied Equity Value$94,227 Balance Sheet Adjustment (4)$53,953 Implied Entity Value$40,274 Applicable Vitria Balance Sheet Multiple or Premium Median Multiple or MethodologyFigureAdjustment (4) Implied by Offer (1) Range of Multiples or PremiumsPremium Public Company Comparables Multiple of Trailing Twelve Months License Revenue (2)$10,915$53,9533.69 x1.01 x — 8.18 x1.38 x Multiple of Projected 12/31/06 License Revenue (3)$10,622$53,9533.79 x1.01 x — 3.89 x1.74 x Multiple of Trailing Twelve Months Revenue (2)$46,673$53,9530.86 x0.18 x — 2.86 x1.18 x Multiple of Projected 12/31/06 Revenue (3)$43,885$53,9530.92 x0.19 x — 1.48 x0.51 x Transaction Comparables Multiple of Revenue for Comparable Public and Private Companies (2)$46,673$53,9530.86 x0.76 x — 1.17 x1.03 x Premiums For Comparable Transactions Premium to Market Value 1 Trading Day Prior to Announcement (5)$2.78(1.1%)1.3% — 81.7%25.3% Premium to Market Value 20 Trading Days Prior to Announcement (6)$2.586.6%(8.6%) — 106.4%36.1% Share Price Implied Range of Share Prices Implied by Median Vitria Share Price As Offer Price Per by Range of TEV/Revenue and TEV/Revenue of Of 9/19/2006ShareDiscount Factors (3)Comparables Future Potential Share Price Analysis Present Value of Future Potential Share Prices (7) (8) (9)$2.78$2.75$1.88 — $2.71$2.35 (1) Per share calculations assume 34.3 million Vitria shares outstanding, on a fully diluted basis. (2) Trailing Twelve Months refers to twelve months ending 6/30/2006. (3) Vitria’s projected CY2006 revenues provided to Jefferies Broadview by Vitria management. (4) As of 6/30/2006, the Company had $53.95 million in cash and $0.00 million in debt, yielding a net balance sheet adjustment of $53.95 million. (5) Calculation based on 9/19/2006 Vitria closing price of $2.78. (6) Calculation based on 8/22/2006 Vitria closing price of $2.58. (7) Future share prices based on Vitria’s projected CY2007 revenues provided to Jefferies Broadview by Vitria management. (8) Using discount rates ranging from 20.00% to 30.00% and TEV/Revenue ratios ranging from 0.88 x to 1.48 x. (9) Median implied share price calculated using a discount rate of 21.94% (calculated using CAPM and the median capital structure adjusted betas of the public company comparables). Jefferies Broadview Page 2A division of Jefferies & Company, Inc.

Transaction Description And Consideration Value
Transaction Description We understand that Vitria Technology, Inc. (“Vitria” or the “Company”), Innovation Technology Group, Inc. (“Parent”), and ITG Acquisition, Inc., a direct, wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Merger Sub will merge with and into Vitria (the “Merger”) and that as a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and shall succeed to and assume all the rights and obligations of Merger Sub. We further understand that pursuant to the Agreement, each issued and outstanding share of Vitria common stock (other than the Appraisal Shares (as defined in the Agreement) and shares of common stock held by the Company, Parent and members of the Parent Group (as defined in the Agreement), and any of their direct or indirect subsidiaries) will be cancelled and converted into the right to receive $2.75 in cash (the “Merger Consideration”). The terms and conditions of the Merger are more fully detailed in the Agreement. For the purposes of this opinion, “Shareholders” shall mean all holders of Vitria common stock other than the Company, Parent and members of the Parent Group, and any of their respective direct or indirect subsidiaries, the Chang Family Trust and holders of the Appraisal Shares.
Consideration Value(Thousands, Except Per Share Data)Vitria Common Shares Outstanding (1)34,260Vitria Common Share Equivalents (1)(2)4Implied Total Shares To Be Acquired34,264Vitria Share Price as of 9/19/06$2.78Cash Offer Per Vitria Share$2.75Implied Value of Cash Offered$94,227Implied Equity Value$94,227Balance Sheet Adjustment (3)$53,953Implied Entity Value$40,274
(1) Provided by Vitria management, as of 9/19/2006. (2) Calculated using the treasury method for option dilution at the offer price of $2.75 per share. Option table as of 9/19/2006, provided by Vitria management. (3) As of 6/30/2006, the Company had $53.95 million in cash and $0.00 million in debt, yielding a net balance sheet adjustment of $53.95 million.Jefferies BroadviewPage 1A division of Jefferies & Company, Inc.

Valuation Analyses Offer Analysis ($Thousands, Except Per Share Data) Equity Offer Price Per Vitria Share (1)$2.75 Implied Equity Value$94,227 Balance Sheet Adjustment (4)$53,953 Implied Entity Value$40,274 Applicable Vitria Balance Sheet Multiple or Premium Median Multiple or MethodologyFigureAdjustment (4) Implied by Offer (1) Range of Multiples or PremiumsPremium Public Company Comparables Multiple of Trailing Twelve Months License Revenue (2)$10,915$53,9533.69 x1.01 x — 8.18 x1.38 x Multiple of Projected 12/31/06 License Revenue (3)$10,622$53,9533.79 x1.01 x — 3.89 x1.74 x Multiple of Trailing Twelve Months Revenue (2)$46,673$53,9530.86 x0.18 x — 2.86 x1.18 x Multiple of Projected 12/31/06 Revenue (3)$43,885$53,9530.92 x0.19 x — 1.48 x0.51 x Transaction Comparables Multiple of Revenue for Comparable Public and Private Companies (2)$46,673$53,9530.86 x0.76 x — 1.17 x1.03 x Premiums For Comparable Transactions Premium to Market Value 1 Trading Day Prior to Announcement (5)$2.78(1.1%)1.3% — 81.7%25.3% Premium to Market Value 20 Trading Days Prior to Announcement (6)$2.586.6%(8.6%) — 106.4%36.1% Share Price Implied Range of Share Prices Implied by Median Vitria Share Price As Offer Price Per by Range of TEV/Revenue and TEV/Revenue of Of 9/19/2006ShareDiscount Factors (3)Comparables Future Potential Share Price Analysis Present Value of Future Potential Share Prices (7) (8) (9)$2.78$2.75$1.88 — $2.71$2.35 (1) Per share calculations assume 34.3 million Vitria shares outstanding, on a fully diluted basis. (2) Trailing Twelve Months refers to twelve months ending 6/30/2006. (3) Vitria’s projected CY2006 revenues provided to Jefferies Broadview by Vitria management. (4) As of 6/30/2006, the Company had $53.95 million in cash and $0.00 million in debt, yielding a net balance sheet adjustment of $53.95 million. (5) Calculation based on 9/19/2006 Vitria closing price of $2.78. (6) Calculation based on 8/22/2006 Vitria closing price of $2.58. (7) Future share prices based on Vitria’s projected CY2007 revenues provided to Jefferies Broadview by Vitria management. (8) Using discount rates ranging from 20.00% to 30.00% and TEV/Revenue ratios ranging from 0.88 x to 1.48 x. (9) Median implied share price calculated using a discount rate of 21.94% (calculated using CAPM and the median capital structure adjusted betas of the public company comparables). Jefferies Broadview Page 2A division of Jefferies & Company, Inc.

C O N F I D E N T I A L D R A F T Valuation Analyses Valuation Summary ($Thousands, Except Per Share Data) Equity Offer Price Per Vitria Share (1)$2.75 Implied Equity Value$94,227 Balance Sheet Adjustment (4)$53,953 Implied Entity Value$40,274 Implied Per Share Median Implied Equity Value From Multiple or Applicable Vitria Balance Sheet Value From Implied Per Share Value Range Median Multiples MethodologyPremiumFigureAdjustment (4) Median Multiples From Multiples or Premiums (1) or Premiums (1) Public Company Comparables Multiple of Trailing Twelve Months License Revenue (2)1.38 x$10,915$53,953$68,968$1.90 — $4.18$2.01 Multiple of Projected 12/31/06 License Revenue (3)1.74 x$10,622$53,953$72,419$1.89 — $2.78$2.11 Multiple of Trailing Twelve Months Revenue (2)1.18 x$46,673$53,953$108,851$1.82 — $5.47$3.18 Multiple of Projected 12/31/06 Revenue (3)0.51 x$43,885$53,953$76,445$1.81 — $3.47$2.23 Transaction Comparables Multiple of Revenue for Comparable Public and Private Companies (2)1.03 x$46,673$53,953$102,041$2.60 — $3.17$2.98 Premiums For Comparable Transactions Premium to Market Value 1 Trading Day Prior to Announcement (5)25.3%$2.78$119,369$2.82 — $5.05$3.48 Premium to Market Value 20 Trading Days Prior to Announcement (6)36.1%$2.58$120,312$2.36 — $5.32$3.51 Future Potential Share Price Analysis Present Value of Future Potential Share Prices (7) (8) (9)$80,679$1.88 — $2.71$2.35 Mean$2.73 High$3.51 Median$2.67 Low$2.01 (1) Per share calculations assume 34.3 million Vitria shares outstanding, on a fully diluted basis. (2) Trailing Twelve Months refers to twelve months ending 6/30/2006. (3) Vitria’s projected CY2006 revenues provided to Jefferies Broadview by Vitria management. (4) As of 6/30/2006, the Company had $53.95 million in cash and $0.00 million in debt, yielding a net balance sheet adjustment of $53.95 million. (5) Calculation based on 9/19/2006 Vitria closing price of $2.78. (6) Calculation based on 8/22/2006 Vitria closing price of $2.58. (7) Future share prices based on Vitria’s projected CY2007 revenues provided to Jefferies Broadview by Vitria management. (8) Using discount rates ranging from 20.00% to 30.00% and TEV/Revenue ratios ranging from 0.88 x to 1.48 x. (9) Median implied share price calculated using a discount rate of 21.94% (calculated using CAPM and the median capital structure adjusted betas of the public company comparables). Jefferies Broadview Page 3A division of Jefferies & Company, Inc.

Valuation Analyses Graphical Valuation Summary
(1) Per share calculations assume 34.3 million Vitria shares outstanding, on a fully diluted basis. (2) Trailing Twelve Months refers to twelve months ending 6/30/2006. (3) Vitria’s projected CY2006 revenues provided to Jefferies Broadview by Vitria management. (4) As of 6/30/2006, the Company had $53.95 million in cash and $0.00 million in debt, yielding a net balance sheet adjustment of $53.95 million. (5) Calculation based on 9/19/2006 Vitria closing price of $2.78. (6) Calculation based on 8/22/2006 Vitria closing price of $2.58. (7) Future share prices based on Vitria’s projected CY2007 revenues provided to Jefferies Broadview by Vitria management. (8) Using discount rates ranging from 20.00% to 30.00% and TEV/Revenue ratios ranging from 0.88 x to 1.48 x. (9) Median implied share price calculated using a discount rate of 21.94% (calculated using CAPM and the median capital structure adjusted betas of the public company comparables). Jefferies Broadview Page 4A division of Jefferies & Company, Inc.

Vitria 1-Year Trading History Historical Daily Share Price And Volume Performance From September 21, 2005 — September 19, 2006

Vitria 1-Year Trading History Historical Daily Trading Volume Histogram From September 21, 2005 — September 19, 2006

Vitria 3-Year Trading History Historical Daily Share Price And Volume Performance From September 19, 2003 — September 19, 2006

1-Year Index Of Public Company Comparables Vs. Vitria And The NASDAQ Composite Historical Daily Share Price Performance From September 21, 2005 — September 19, 2006

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Descriptions Of Public Company Comparables

Enterprise Software Companies, With TTM Revenue > $20 Million, TTM Revenue Growth < (10%) And TTM EBIT Margin < (10%)

Company	Description
I-many, Inc.	I-many provides software that allows customers to manage various aspects of their contract-based, business-to-business relationships, including contract creation, repository, actionable terms tracking, and reporting; contract compliance management for verification of compliance and accuracy of orders, shipments, invoices, rebates, and payments; cash collection, deductions management, and dispute resolution based on analysis of agreed to contract terms and conditions; and evaluation of the effectiveness of contracts and business operations.
Supportsoft, Inc.	Supportsoft provides real-time service management software that enables identification, diagnosis, and resolution of technology-related issues associated with the initiation and support of services and products delivered across broadband and corporate computing networks.
Trintech Group plc	Trintech Group provides secure payment infrastructure and transaction reconciliation software globally. The company also develops transaction reconciliation software that allows its customers to improve enterprise funds management and payment lifecycle management, including account reconciliation and risk management functions for receipts and payments transactions.

Company	Description
Critical Path, Inc.	Critical Path provides software and services for messaging and identity management applications. Its messaging solutions provide e-mail and other messaging services that are accessible via wireless devices, the Web, and desktop email; "push" e-mail solutions for mobile telephones; and anti-spam and anti-virus solutions. The company's identity management solutions include data and directory integration, user provisioning, and password management.
The SCO Group, Inc.	SCO Group provides UNIX-based products and services. Products include OpenServer and UnixWare. The company's OpenServer supports multiuser, transaction and business applications, communications gateways, and mail and messaging servers in both host and client/server environments. UnixWare is a deployment platform for industry standard Intel processor systems.
Selectica, Inc.	Selectica develops configuration, pricing management, and quoting solutions for automating customers' opportunity to order process. Its applications are designed to enable enterprises to develop and deploy an Internet sales channel that assists their customers, partners, and employees through the selection, configuration, pricing, quoting, and fulfillment processes.

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Descriptions Of Public Company Comparables Enterprise Software Companies, With TTM Revenue $20 Million, TTM Revenue Growth (10%) And TTM EBIT Margin (10%) CompanyDescriptionCompanyDescription I-many, Inc.I-many provides software that allows customers to manage Critical Path, Inc.Critical Path provides software and services for messaging and various aspects of their contract-based, business-to-business identity management applications. Its messaging solutions relationships, including contract creation, repository, actionable provide e-mail and other messaging services that are accessible terms tracking, and reporting; contract compliance management via wireless devices, the Web, and desktop email; “push” e-mail for verification of compliance and accuracy of orders, shipments, solutions for mobile telephones; and anti-spam and anti-virus invoices, rebates, and payments; cash collection, deductions solutions. The company’s identity management solutions include management, and dispute resolution based on analysis of data and directory integration, user provisioning, and password agreed to contract terms and conditions; and evaluation of the management. effectiveness of contracts and business operations. Supportsoft, Inc.Supportsoft provides real-time service management software The SCO Group, Inc. SCO Group provides UNIX-based products and services. that enables identification, diagnosis, and resolution of Products include OpenServer and UnixWare. The company’s technology-related issues associated with the initiation and OpenServer supports multiuser, transaction and business support of services and products delivered across broadband applications, communications gateways, and mail and and corporate computing networks.messaging servers in both host and client/server environments. UnixWare is a deployment platform for industry standard Intel processor systems. Trintech Group plcTrintech Group provides secure payment infrastructure and Selectica, Inc.Selectica develops configuration, pricing management, and transaction reconciliation software globally. The company also quoting solutions for automating customers’ opportunity to order develops transaction reconciliation software that allows its process. Its applications are designed to enable enterprises to customers to improve enterprise funds management and develop and deploy an Internet sales channel that assists their payment lifecycle management, including account reconciliation customers, partners, and employees through the selection, and risk management functions for receipts and payments configuration, pricing, quoting, and fulfillment processes. transactions. Jefferies Broadview Page 10A division of Jefferies & Company, Inc.

Selected M&A Transaction Comparables North American Software Sellers With TTM Revenue Between $20 Million And $100 Million, Negative TTM Revenue Growth And TTM EBIT Margin (10%) Since January 1, 2004 (1) ($Millions) Seller TTM Adjusted Price Seller TTM Revenue Seller TTM EBIT Adjusted Price/ Announce Date BuyerSellerSeller Description(2)RevenueGrowthMarginTTM Revenue 08/03/05 SSA Global Technologies, E.Piphany, Inc.Provides customer relationship $84.0$71.6(22.3%)(34.3%)1.17 x Inc.management (CRM) software. 07/25/06 Francisco PartnersWatchGuard Technologies, Enterprise internet security software $75.5$73.3(4.8%)(15.3%)1.03 x Inc. (3)(user authentication, data encryption) 03/01/05 Golden Gate Capital Blue Martini Software, Inc. Developer of sales optimization 21.428.3(13.2%)(39.2%)0.76 x Management (Multi-Channel software solutions for sales, marketing, Holdings, Inc.) and commerce. Mean0.99 x High1.17 x Median1.03 x Low0.76 x (1) Only North American public software sellers were considered for this analysis due to unavailability of reliable financial metrics for private sellers. (2) Prices paid have been adjusted for cash and debt on the seller’s balance sheet at the time of acquisition. (3) Pending transaction.

Public Seller Premiums Analysis — 1 Trading Day Prior To Announcement Software Transactions With North American Sellers And Equity Consideration Between $50 Million And $250 Million At Announcement Since January 1, 2004

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Public Seller Premiums Analysis

Software Transactions With North American Sellers And Equity Consideration Between $50 Million And $250 Million At Announcement Since January 1, 2004

($ Millions)

Announce Date	Buyer	Seller	Equity Consideration At Announce	Premium Paid To Equity One Trading Day Before Announce	Premium Paid To Equity Twenty Trading Days Before Announce
05/09/05	ScanSoft, Inc.	Nuance Communications, Inc.	$233.6	81.7%	106.4%
01/28/04	Fidelity National Financial, Inc.	Sanchez Computer Associates, Inc.	183.9	16.1%	62.9%
07/29/05	Vista Equity Partners	MDSI Mobile Data Solutions, Inc.	70.7	55.3%	60.6%
02/04/04	Hewlett-Packard Company	Novadigm, Inc.	122.9	28.4%	52.5%
08/22/05	BEA Systems, Inc.	Plumtree Software, Inc.	205.8	13.2%	51.1%
03/01/05	Multi-Channel Holdings, Inc. (Golden Gate Capital)	Blue Martini Software, Inc.	54.3	63.3%	50.9%
10/05/04	Kronos, Inc.	AD OPT Technologies, Inc.	55.3	28.6%	50.6%
12/20/05	Progress Software Corporation	NEON Systems, Inc.	67.7	42.5%	48.0%
04/12/06	Oracle Corporation	Portal Software, Inc.	217.4	16.9%	41.6%
04/29/04	BMC Software, Inc.	Marimba, Inc.	238.5	69.4%	40.1%
07/29/05	Sybase, Inc.	Extended Systems, Inc.	71.3	29.7%	39.4%
12/02/05	Fluke Electronics Corporation (Danaher Corporation)	Visual Networks, Inc.	79.7	25.3%	38.6%
02/17/05	SS&C Technologies, Inc.	Financial Models Company, Inc.	159.5	44.5%	36.2%
09/07/06	Thoma Cressey Equity Partners	Embarcadero Technologies, Inc. (1)	231.9	28.9%	36.0%
01/24/05	Activant Solutions, Inc.	Speedware Corporation Inc.	101.1	44.8%	32.5%
01/05/06	Infor Global Solutions AG	Datastream Systems, Inc.	233.0	16.7%	28.3%
02/08/06	Borland Software Corporation	Segue Software, Inc.	115.3	25.3%	25.1%
01/07/05	JPMorgan Chase & Company	Vastera, Inc.	128.6	50.0%	23.5%

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Public Seller Premiums Analysis

Software Transactions With North American Sellers And Equity Consideration Between $50 Million And $250 Million At Announcement Since January 1, 2004

($ Millions)

Announce Date	Buyer	Seller	Equity Consideration At Announce	Premium Paid To Equity One Trading Day Before Announce	Premium Paid To Equity Twenty Trading Days Before Announce
09/03/04	Inovis International, Inc.	QRS Corporation	113.4	10.2%	21.7%
04/24/06	JDA Software Group Inc.	Manugistics Group, Inc.	211.2	5.9%	16.8%
10/03/05	Symantec Corporation	BindView Development Corporation	212.6	14.3%	15.6%
09/27/05	Enghouse Systems Ltd. (Syntellect, Inc.)	Apropos Technology, Inc.	50.5	7.0%	9.5%
10/06/05	Saba Software, Inc.	Centra Software, Inc.	58.4	1.3%	6.6%
06/06/06	Made2Manage Systems (Battery Ventures & Thoma Cressey Equity Partners)	Onyx Software, Inc.	92.5	15.1%	4.1%
07/25/06	Francisco Partners	WatchGuard Technologies, Inc. (1)	150.9	13.9%	(7.2%)
01/12/04	Stellent, Inc.	Optika Inc.	58.9	3.3%	(8.6%)

Mean	28.9%	34.0%
High	81.7%	106.4%
Median	**25.3%**	**36.1%**
Low	1.3%	(8.6%)

(1) Pending transaction.

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Present Value Of Projected Vitria Share Price

($ Thousands, Except Per Share Data)

52 Week High	$3.37
Current Share Price As Of 9/19/06	$2.78
52 Week Low	$2.40

Number Of Shares Outstanding	34,264
Projected 12/31/07 Revenue	$44,675
Median TTM TEV / Revenue Of Public Company Comparables	1.18 x

Calculation Of Implied Share Price Based On Median TTM TEV / Revenue Of Comparables

Median TTM TEV / Revenue of Comparables	Vitria Projected 12/31/07 Revenue (1)	Projected Net Cash (12/31/07) (2)	Projected Shares Outstanding (12/31/07) (2)	Implied Future Share Price
1.18 x	$44,675	$53,191	34,264	$3.09

Present Value Of Share Price Based On Revenues For Twelve Months Ending 12/31/07 At Various Discount Rates (3)

20.00%	21.94% (5)	25.00%	27.50%	27.89% (6)	30.00%
$2.41	$2.35	$2.28	$2.22	$2.21	$2.16

Sensitivity Analysis

Present Value Of Share Price Based On Revenues For Twelve Months Ending 12/31/07 At Various Discount Rates (3)

Multiple of Vitria Projected 12/31/07 Revenue (4)	Implied Future Share Price	20.00%	21.94% (5)	25.00%	27.50%	27.89% (6)	30.00%
0.88 x	$2.69	$2.10	$2.06	$1.99	$1.93	$1.93	$1.88
0.98 x	$2.83	$2.20	$2.16	$2.08	$2.03	$2.02	$1.98
1.08 x	$2.96	$2.30	$2.26	$2.18	$2.12	$2.11	$2.07
1.18 x	$3.09	$2.41	$2.35	$2.28	$2.22	$2.21	$2.16
1.28 x	$3.22	$2.51	$2.45	$2.37	$2.31	$2.30	$2.25
1.38 x	$3.35	$2.61	$2.55	$2.47	$2.40	$2.39	$2.34
1.48 x	$3.48	$2.71	$2.65	$2.56	$2.50	$2.49	$2.43

(1) CY2007 projections provided by Vitria management.
(2) Projected net cash balance provided by Vitria management as of 8/24/2006; projected shares outstanding assumed to stay constant as of 9/19/2006.
(3) Assumes that results are reported thirty days after end of period.
(4) Projected revenue multiples range based on analysis of public company comparables.
(5) Based on CAPM and median beta (adjusted for capital structure) of the public company comparables.
(6) Based on CAPM and Vitria's historical beta.

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Discount Rate Calculation

($ Thousands, Except Per Share Data)

Public Company Comparables	Levered Beta (1)	Equity Market Capitalization	Total Debt	Corporate Tax Rate (2)	Unlevered Beta (3)
I-Many, Inc. [IMNY]	1.59	$100,820	$186	39.30%	1.59
Critical Path, Inc. [CPTH]	2.23	5,640	147,696	38.00%	0.13
Supportsoft, Inc. [SPRT]	2.09	185,240	0	NM	2.09
The SCO Group, Inc. [SCOX]	1.54	47,570	0	NM	1.54
Trintech Group plc [TTPA]	0.49	52,529	437	12.50%	0.49
Selectica, Inc. [SLTC]	0.48	75,792	0	NM	0.48
Median of Comparables	**1.57**				**1.01**
VITRIA (1)	**1.84**				

Calculation Of Vitria Levered Beta Based On Median Beta Of Comparables

Vitria	Unlevered Beta (3)	Equity Market Capitalization	Total Debt	Corporate Tax Rate	Levered Beta
VITRIA	**1.01**	**$95,255**	**$0**	**NM**	**1.01**

Calculation Of Vitria Cost Of Equity

Market Risk Premium (4):	7.20%
Risk Free Rate (5):	4.74%
Small Capitalization Premium (4):	9.90%
CAPM:	(Risk Free Rate + (Levered Beta * Market Risk Premium) + Small Capitalization Premium)
Cost of Equity Based on Beta of Comparables (6)	**21.94%**
Cost of Equity Based on Vitria Historical Beta	**27.89%**

(1) Levered betas from Bloomberg using weekly data for the period from 9/19/2003 to 9/15/2006.
(2) All corporate tax rates aggregate federal, state and foreign tax rates from each company's latest 10-K filing; excludes all net operating loss carryforwards and tax credits.
(3) Unlevered Beta = Levered Beta * (Equity Market Capitalization / (Debt * (1- Corporate Tax Rate) + Equity Market Capitalization)).
(4) Source: Ibbotson Associates, Inc., *Stocks, Bonds, Bills, and Inflation 2005 Valuation Yearbook* , Ibbotson and Associates, Chicago, 2005.
(5) 10 Year U.S. Treasury Bond Rate as of 9/19/2006.
(6) Calculated using the levered beta derived from the median unlevered beta of the public company comparables and Vitria's capital structure.

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